Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Completion of Recapitalization and Third Quarter Share Repurchases

Carmel, Ind. September 28, 2012 – CNO Financial Group, Inc. (NYSE: CNO) announced today that it has entered into a new senior secured credit agreement consisting of a $250 million four-year term loan facility and a $425 million six-year term loan facility and closed its private offering of $275 million aggregate principal amount of 6.375% senior secured notes due October 2020 (the “Notes”).  In addition, CNO obtained a $50 million three-year, unfunded revolving credit facility that will be available for general corporate purposes.

CNO used the net proceeds from the borrowings under the new term loan facilities and issuance of the Notes to repay all $224 million outstanding borrowings under its existing senior secured credit agreement; repurchase and fund the redemption of all $275 million outstanding aggregate principal amount of its 9.0% Senior Secured Notes due 2018 for aggregate consideration of approximately $323 million; repurchase approximately $200 million aggregate principal amount of its 7.0% Convertible Senior Debentures due 2016 (the “Convertible Debentures”) from entities affiliated with Paulson & Co. Inc. for aggregate consideration of approximately $355 million; and pay fees and expenses related to the recapitalization transactions, with remaining proceeds held as excess holding company liquidity available for general corporate purposes.

CEO Ed Bonach said, “We are extremely pleased with the success of the recapitalization.   The positive reception resulted in favorable pricing and terms.  As a result, we were able to upsize the overall transaction by $50 million while further decreasing the weighted average cost of debt.  The completion of the recapitalization provides us with an improved cost of capital, increased financial flexibility, and an improved debt maturity profile, as well as meaningful accretion to both EPS and ROE, while maintaining our positive ratings profile, previously announced share repurchase plans and business momentum.”

In connection with the recapitalization transactions, CNO expects to record a one-time charge of approximately $180 million in the third quarter of 2012, consisting of costs associated with repurchasing the $200 million aggregate principal amount of Convertible Debentures, a redemption premium on the 9.0% Senior Secured Notes and the write-off of unamortized discount and issuance costs.  In addition, shareholders’ equity is expected to be further reduced by approximately $24 million related to the cost of extinguishing the beneficial conversion feature related to the Convertible Debentures that were repurchased.

As a result of the completed transaction, on a pro forma basis, the debt-to-total capital ratio, excluding accumulated other comprehensive income, increased by 520 basis points (1) (rather than the estimated 440 basis points previously announced) and the weighted average cost of debt decreased by approximately 210 basis points (rather than the 160 basis points previously announced), in each case as compared to CNO’s actual capital structure at June 30, 2012.

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CNO Financial (2)
September 28, 2012

In addition to completing the recapitalization, CNO also announced that during the third quarter of 2012 it repurchased 4,804,630 shares of its common stock for an aggregate purchase price of $41.4 million under its share repurchase program.  The shares were repurchased at an average cost of $8.62 per share.  Total shares repurchased under the program year-to-date total 12,894,178 shares for an aggregate purchase price of $99.5 million, at an average cost of $7.72 per share.  Total shares repurchased year-to-date represent 5.3% of the approximately 241.3 million shares outstanding at December 31, 2011.  CNO anticipates repurchasing approximately $150 million to $170 million of common stock during 2012.

The Notes were offered and sold to “qualified institutional buyers” as defined under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Rule 144A and to non-U.S. Persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

 This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About CNO
CNO is a holding company. Our insurance subsidiaries – principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company – serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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CNO Financial (3)
September 28, 2012

Notes

(1)   Pro forma debt to total capital ratio

The following summarizes the impact of our recapitalization on the debt to total capital ratio calculated in accordance with generally accepted accounting principles (“GAAP”) and debt to total capital ratio, excluding accumulated other comprehensive income (a non-GAAP measure).  A reconciliation of these ratios as reported and on a pro forma basis is as follows (dollars in millions):

	Actual June 30, 2012	Adjustments	Pro forma June 30, 2012

Corporate notes payable	$778.2	$255.3	$1,033.5
Total shareholders’ equity	4,893.1	(204.0)	4,689.1
Total capital	$5,671.3	$51.3	$5,722.6
Debt to total capital ratio	13.7%		18.1%

Non-GAAP measures:

Corporate notes payable	$778.2	$255.3	$1,033.5
Total shareholders’ equity	4,893.1	(204.0)	4,689.1
Less accumulated other comprehensive income	(990.8)	-	(990.8)
Total capital	$4,680.5	$51.3	$4,731.8
Debt to total capital ratio, excluding accumulated other comprehensive income	16.6%		21.8%

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